News Release

6705 Rockledge Drive, Suite 900

Bethesda, MD 20817-1850

(301) 581-0600

FOR IMMEDIATE RELEASE	Contact:	Shawn M. Guertin

Chief Financial Officer

(301) 581-5701

Drew Asher

Vice President, Investor Relations

(301) 581-5717

COVENTRY HEALTH CARE

COMPLETES FINANCING OF NEW CREDIT FACILITIES

Bethesda, Maryland (July 1, 2005) - Coventry Health Care, Inc. (NYSE: CVH) announced today that it has completed financing of $450 million in new credit facilities replacing its existing $450 million credit facilities, effective June 30, 2005. The new credit facilities consist of a five-year, $350 million revolving credit facility and a five-year, $100 million term loan facility. As of June 30, 2005, the total outstanding balance of the new credit facilities was $217.5 million. The change in the outstanding credit facilities balance from March 31, 2005 reflects non-scheduled payments of $65 million on April 29, 2005 and $75 million on May 31, 2005.

In conjunction with the payoff and elimination of the previous credit facilities, in the second quarter of 2005, the Company will record a non-cash write-off of deferred financing costs previously paid, totaling $5.4 million. In unrelated transactions, the Company will record a gain on sale of investments of $2.6 million in the second quarter of 2005. The net impact on second quarter earnings per share on a fully diluted basis will be ($ .02). Notwithstanding these items, the Company remains comfortable with the previously provided second quarter 2005 EPS guidance.

“We are very pleased to have completed this refinancing,” said Shawn Guertin, Coventry’s Chief Financial Officer. “It allows us to refinance the company’s credit facilities at more favorable terms and provides greater financial flexibility for the future.”

Coventry is a national managed health care company based in Bethesda, Maryland operating health plans, insurance companies, network rental services companies, and workers’ compensation services companies. Coventry provides a full range of risk and fee-based managed care products and services, including HMO, PPO, POS, Medicare Advantage, Medicaid, Workers’ Compensation and Network Rental to a broad cross section of employer and government-funded groups, government agencies, and other insurance carriers and administrators in all 50 states as well as the District of Columbia and Puerto Rico. More information is available on the Internet at www.cvty.com.

This press release may contain forward-looking statements, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, relating to future events or future financial performance. Actual performance may be significantly impacted by certain risks and uncertainties, including those described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 filed with the Securities and Exchange Commission (SEC).